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                                                                 (Exhibit 12)
                          INTERNATIONAL PAPER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (dollar amounts in millions)
                                  (unaudited)

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
                                                                                    For the Years Ended December 31,

TITLE                                                            1990        1991        1992        1993        1994        1995
- -----                                                            ----        ----        ----        ----        ----        ----
A) Earnings before income taxes,
   minority interest, extraordinary item
   and accounting changes                                      $  988.0    $  693.0    $  226.0    $  538.0    $  715.0    $2,028.0

B) Less: Minority interest expense, net
         of taxes                                                 (33.0)      (42.0)      (15.0)      (36.0)      (47.0)     (156.0)

C) Add: Fixed charges excluding
        capitalized interest                                      336.2       380.3       325.3       365.3       412.3       582.3

D) Add: Amortization of previously
        capitalized interest                                        8.6         9.9         9.9        12.2        12.8        13.0

E) Less: Equity in undistributed earnings
         of affiliates                                             (9.4)      (10.8)      (19.1)      (25.9)      (49.1)      (94.5)
                                                               --------    --------    --------    --------    --------    --------
F) Earnings before income taxes,
         minority interest, extraordinary item,
         accounting changes and fixed charges                  $1,290.4    $1,030.4    $  527.1    $  853.6    $1,044.0    $2,372.8
                                                               ========    ========    ========    ========    ========    ========

FIXED CHARGES

G) Interest and amortization of debt expense                   $  309.5    $  351.1    $  297.1    $  334.5    $  371.0    $  542.3

H) Interest factor attributable to rentals                         26.7        29.2        28.2        30.8        41.3        40.0

I) Capitalized Interest                                            26.3        36.4        42.0        12.2        18.0        58.0
                                                               --------    --------    --------    --------    --------    --------

J) Total Fixed Charges                                         $  362.5    $  416.7    $  367.3    $  377.5    $  430.3    $  640.3
                                                               ========    ========    ========    ========    ========    ========

K) Ratio of Earnings to Fixed Charges                              3.56        2.47        1.44        2.26        2.43        3.71
                                                               ========    ========    ========    ========    ========    ========
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